Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

Kymera Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	2,769,228	$27.11	$75,073,771.08	.0000927	$6,959.34
	Equity	Common Stock underlying Pre-Funded Warrants(3)	457(c)	3,000,000	$27.11	$81,330,000.00	.0000927	$7,539.29

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$156,403,771.08		$14,498.63

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$14,498.63

(1)

Represents shares offered by the selling stockholders identified in this prospectus supplement. Includes an indeterminate number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on the Nasdaq Global Market on August 30, 2022.

(3)	Represents shares of Common Stock, par value $0.0001 per share, issuable upon the exercise of pre-paid warrants at an exercise price of $0.0001 per share, or the Pre-Funded Warrants.